EXHIBIT 99.1

FOR IMMEDIATE RELEASE



         XTRANA AND ALPHA INNOTECH CORPORATION ANNOUNCE MERGER AGREEMENT

            XTRANA ACCELERATES TERMINATION OF SHAREHOLDER RIGHTS PLAN

December 14, 2004 -- XTRANA, Inc. (OTCBB: XTRN) and Alpha Innotech Corporation announced today that they have entered into a definitive Agreement and Plan of Merger pursuant to which Alpha Innotech will merge with a wholly-owned subsidiary of Xtrana in a reverse merger transaction. Security holders of Alpha Innotech will receive shares of Xtrana common stock, and all outstanding Alpha Innotech stock options and warrants will be converted into options and warrants to purchase Xtrana common stock. Immediately following the consummation of the transaction, the stockholders of Xtrana will own approximately 17%, and the shareholders of Alpha Innotech will own approximately 83%, of the outstanding shares of common stock of the combined company. Pursuant to the definitive agreement, Xtrana also agreed to loan Alpha Innotech Corporation $500,000, with funding of the loan subject to fulfillment of specified conditions. Upon completion of the transaction, Xtrana is expected to change its corporate name to Alpha Innotech Corp.

Alpha Innotech Corporation, a privately held company founded in 1992, is a supplier of innovative solutions for life science and drug discovery with core expertise in quantitative imaging, informatics, and molecular biology. Alpha Innotech maintains its corporate offices in San Leandro, CA and it has distributors located in over 35 countries around the world.

Haseeb Chaudhry, CEO of Alpha Innotech, will serve as CEO of the merged company. Following the merger, the board of directors will be comprised of 2 current Xtrana board members and 4 current Alpha Innotech board members.

"We are extremely happy to announce a merger with Alpha Innotech," James Chamberlain, Xtrana's Interim CEO commented "Alpha Innotech is a company that met all the criteria established by the Xtrana Board in its review of potential merger partners. In particular, Alpha Innotech is a revenue producing company, a core management team is in place, and the company has established products in the marketplace as well as new products that are expected to be introduced in the first half of 2005. We believe the transaction with Alpha Innotech offers the best potential for long term value for the Xtrana stockholders of any of the potential opportunities identified by the Board."

"For the past 12 years Alpha Innotech Corporation has built a strong foundation by focusing on customer's needs and technology innovations. As a public company, we believe Alpha Innotech Corporation will be able to access new resources to take the company to the next level of growth"; said Haseeb Chaudhry, CEO Alpha Innotech Corporation.

The Boards of Directors of both companies have unanimously approved the merger agreement and each will recommend it to their respective stockholders for approval. Completion of the transaction is subject to a number of conditions, including approval of both the Xtrana and Alpha Innotech stockholders, obtaining certain regulatory and third party approvals, and other customary conditions. The parties expect the transaction to close during the first six months of 2005.


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In addition,  Xtrana  announced  that its Board of Directors  has voted to amend
Xtrana's shareholder rights plan to accelerate its expiration date from June 12, 2008 to December 31, 2004. This effectively terminates the shareholder rights plan on December 31.


This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, our ability to close the merger in a timely manner, the timing of the introduction and success of new products by Alpha Innotech Corporation, Alpha Innotech Corporation's growth prospects, as well as other factors discussed in Xtrana's latest Reports on Form 10-KSB and Form 10-QSB.

CONTACTS:

Dennis Lineberry
Vice President, Finance
Xtrana, Inc.
(303) 466-4424

Darryl Ray
President
Alpha Innotech Corporation
(510) 483-9620
Dray@aicemail.com